Exhibit 10.3

Employment Agreement

This Employment Agreement (the “Agreement”) dated as of ___, 2006 and effective as of January 1, 2006 (the “Effective Date”), is made by and between Bryan Kuskie (the “Executive”) and Envirosafe Corporation and any of its subsidiaries and affiliates as may employ Executive from time to time (collectively, and together with any successor thereto, the “Company”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.

B.	The Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.  Certain Definitions.

(a)	“Annual Base Salary” shall have the meaning set forth in Section 3(a).

(b)	“Board” shall mean the Board of Directors of the Company.

(c)	The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i)
Executive’s failure to (A) follow a legal order of the Board or (B) failure to substantially perform any duties under this Agreement (as reasonably determined by the Board), other than any such failure or failures resulting from the Executive’s Disability, and such failure or failures are not remedied within 30 days after receipt of written notice;

(ii)	Executive’s gross or willful misconduct to the Company;

(iii)	Executive’s conviction of a felony or of a crime involving material dishonesty or moral turpitude; or

(iv)	Executive’s fraud or personal dishonesty involving the Company’s assets.

(d)	“Company” shall have the meaning set forth in the preamble hereto.

(e)
“Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated pursuant to Section 4(a)(ii) - (iv) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier; (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(v) or Section 4(a)(vi), the expiration of the then-applicable Term.

(f)
“Disability” shall mean the absence of the Executive from the Executive’s duties to the Company on a full-time basis for a total of six months during any 12-month period as a result of incapacity due to mental or physical illness which is determined to be reasonably likely to extend beyond the completion of the Term and which determination is made by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably). A Disability shall not be “incurred” hereunder until, at the earliest, the last day of the sixth month of such absence.

(g)	“Executive” shall have the meaning set forth in the preamble hereto.

(h)	“Inventions” shall have the meaning set forth in Section 8.

(i)	“Notice of Termination” shall have the meaning set forth in Section 4(b).

(j)	“Term” shall have the meaning set forth in Section 2(b).

2.  Employment.

(a)
The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)
The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date of this Agreement and ending on the [third] anniversary thereof, unless earlier terminated as provided in Section 4. The employment term hereunder shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable Term.

(c)
Position and Duties. The Executive shall serve as Chief Executive Officer of the Company and shall have the authorities duties and responsibilities customarily commensurate with such position and such additional customary responsibilities, duties and authority, as may from time to time be reasonably assigned to the Executive by the Board. The Executive shall report to the Board. The Executive agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time.

3.  Compensation and Related Matters.

(a)
Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $120,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to increase as determined by the Board, in its sole discretion (the “Annual Base Salary”).

(b)
Annual Bonus. During the Term, the Executive will be eligible to receive an annual performance-based bonus which shall be determined based upon performance targets established by the Board. Such bonus shall be payable at such time as bonuses are paid to other senior executive officers who participate therein.

(c)
Benefits. The Executive shall be entitled to participate in all employee benefit plans, programs and arrangements of the Company which are applicable to the senior officers of the Company at a level commensurate with the Executive’s position.

(d)
Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by his in the performance of his duties to the Company in accordance with the Company’s expense reimbursement policy.

(e)
Vacation. During the Term, the Executive shall be entitled to four weeks paid vacation each calendar year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

4.  Termination.

The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)	Circumstances.

(i)	Death. The Executive’s employment hereunder shall terminate upon his death.

(ii)
Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(iii)	Termination for Cause. The Company may terminate the Executive’s employment for Cause.

(iv)	Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v)	Non-extension of Term by the Company. The Company may give notice of non-extension to the Executive pursuant to Section 2(b).

(vi)	Non-extension of Term by the Executive. The Executive may give notice of non-extension to the Company pursuant to Section 2(b).

(b)
Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, if submitted by the Executive, shall be at least 30 days following the date of such notice (a “Notice of Termination”) provided, however, that the Company may, in its sole discretion, change the Date of Termination to any date following the Company’s receipt of the Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(c)
Company Obligations Upon Termination. Upon termination of the Executive’s employment, the Executive (or the Executive’s estate) shall be entitled to receive a lump sum equal to the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, any bonus if declared or earned but not yet paid for a completed fiscal year, any expenses owed to the Executive, any accrued vacation pay owed to the Executive, and any amount arising from the Executive’s participation in, or benefits under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

5.  Severance Payments.

(a)
Termination upon death or Disability. If the Executive’s employment shall terminate pursuant to Sections 4(a)(i) due to the Executive’s death, or pursuant to Section 4(a)(ii) due to the Executive’s Disability, the Company shall pay to the Executive (or the Executive’s estate) within 30 days following the Date of Termination and otherwise in accordance with the Company’s regular payroll practice, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment for a period of six months following the Date of Termination.

(b)	Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

(c)
Mitigation. The Executive shall have no duty to mitigate the amount of any payment provided for hereunder by seeking other employment, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company to the Executive hereunder.

6.  Competition.

(a)
The Executive shall not, at any time during the Term or during the 12-month period following the later of the expiration of the Term or the Date of Termination directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any business of the Company or any entity owned by the Company anywhere in the United States provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

(b)
During the Term and during the term set forth in Section 6(a), the Executive will not, except in the performance of his duties for the Company, and will not permit any of his affiliates to, directly or indirectly, recruit or otherwise solicit or induce any non-clerical employee, customer, subscriber or supplier of the Company to terminate, or otherwise change its relationship with the Company, or establish any relationship with the Executive or any of his affiliates for any business purpose that is prohibited by subsection (a) above. Nothing herein shall prevent the Executive from serving as a reference.

(c)
In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)	As used in this Section 6, the term “Company” shall include the Company, its parent and any of its direct or indirect subsidiaries.

7.  Nondisclosure of Proprietary Information.

(a)
Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to Section 7(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)
Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes that are in his possession, custody or control. The Executive shall be permitted to retain his rolodex (and similar address and telephone directories).

(c)
The Executive may respond to a lawful and valid subpoena or other legal process but shall: (i) give the Company the earliest reasonably possible notice thereof, (ii) as much reasonably in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and (iii) reasonably assist such counsel in resisting or otherwise responding to such process. Notwithstanding Section 7(a), the Executive may use or disclose information that is public knowledge.

(d)	As used in this Section 7, the term “Company” shall include the Company, its parent and any of its direct or indirect subsidiaries.

8.  Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) directly related to the Company’s business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

9.  Non-Disparagement.

Each of the parties agrees that, during and following the Term, he or it will not disparage or denigrate to any person any aspect of his or its past relationship with the other, nor the character of the other or the other’s agents, affiliates, representatives, products, or operating methods, whether past, present, or future.

10.  Injunctive Relief.

It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 6, 7, 8 and 9 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 6, 7, 8 and 9, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

11.  Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates, provided said successor entity assumes all of the obligations of the Company hereunder. The Executive may not assign his rights or obligations under this Agreement to any individual or entity, except his estate upon his death. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

12.  Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of New York, without reference to the principles of conflicts of law of New York or any other jurisdiction, and where applicable, the laws of the United States.

13.  Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, overnight courier service or certified or registered mail, postage prepaid, as follows:

(a)	If to the Company:

Envirosafe Corporation
Fax:
Attn: Secretary

and a copy to:

Lia Law LLP
Two Lafayette Court
Greenwich, CT 06830
Fax: (203) 983-3036
Attn: Tom Mukamal, Esq.

(b)	If to the Executive:

Bryan Kuskie
21205 Hickory Forest Way
Germantown, Maryland
20876

or at any other address as any party shall have specified by notice in writing to the other party.

14.  Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.  Entire Agreement.

The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein (collectively the “Related Agreements”) are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that except as required by applicable law no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements.

16.  Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

17.  No Inconsistent Actions.

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18.  Construction.

This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19.  Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in New York, New York in accordance with the employment rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 6, 7, 8 or 9 of the Agreement and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (i) lawyers engaged in the practice of law; and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the closure of the arbitration record, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable, provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 19, the non-prevailing parties shall be required to pay the reasonable attorney’s fees and expenses of the prevailing parties to the extent determined to be appropriate by the arbitrator, acting in its sole discretion.

20.  Validity; Enforcement.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

21.  Withholding.

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

22.  Sole Employment Agreement.

The Executive acknowledges and agrees that he has taken all actions required under the terms of any prior employment in order to terminate that employment and that the provisions contained in that employment agreement, if any, do not bind the Company.

23.  Employee Acknowledgement.

The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

By:  ________________________
Name: Bryan Kuskie
Title: Chairman

EXECUTIVE

By:  ________________________
Name: Bryan Kuskie